News From

Buena, NJ 08310

Release Date: September 16, 2005	Exhibit 99.1

Contact:	Frank Gerardi
Chairman & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 102
www.askigi.com

IGI Names Rajiv Mathur to Board of Directors

Buena, N.J. - September 16, 2005 - IGI, Inc. (AMEX: IG) announces the addition of Rajiv Mathur to its Board of Directors.

Mr. Mathur, Vice President, Skin Care, Cardinal Health Topical Technologies, has an MBA and Bachelor of Science, Pharmacy. He joined IGI in 1987 and rose to become Senior Vice President, Operations. Before joining Cardinal Health, he headed IGI's Research and Development team from 1992 to 2001.

Among his many accomplishments at IGI, Mr. Mathur skillfully led a team of scientists and technical professionals in the development and testing of new or improved cosmetic, OTC and prescription topical products and developed a complete line of dermatologics.

Mr. Mathur is the inventor or co-inventor of many of the Novasome® and absorbent microgels patents, including 23 Issued US patents and a wide variety of international patents.

Frank Gerardi, Chairman, CEO, said, "Mr. Mathur's extensive knowledge of the Company's technologies, including Novasome® microencapsulation, absorbent microgels and micellar nanoparticles (MNP) will uniquely enable him to help direct the future growth of IGI."

IGI is a company with highly versatile platform delivery technologies which achieve cost-effective solutions for varied customer needs. IGI invented and developed the patented Novasome® nanovesicular transdermal and absorbent microgels delivery technologies which contribute value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products. These provide improved dermal absorption, controlled and sustained release, as well as improved stability and greater versatility of formulation.

IGI has licensed the Novasome® nanovesicular delivery technology to leading global dermatological and skin care companies including Johnson & Johnson Consumer Products, Inc., Estee Lauder Companies, Chattem Inc., Genesis Pharmaceutical, Inc. and Apollo Pharmaceutical, Inc.

IGI has sub-licensed to Manhattan Pharmaceuticals, Inc. the rights to market IGI's PTH (1-34) Novasome® encapsulated peptide for psoriasis. Manhattan has responsibility for the FDA approval process and is preparing for Phase II clinical trials. IGI is also exploring licensing of the topical PTH (7-34) peptide compound for the prevention/treatment of chemotherapy induced-alopecia in patients undergoing chemotherapy.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

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